Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN RESTAURANT GROUP, INC. REACHES AGREEMENT WITH NOTEHOLDERS TO DELEVERAGE ITS BALANCE SHEET

Company Filing Pre-Negotiated Chapter 11 Reorganization Plan; Operations to Continue Without Interruption During Reorganization

$30 Million DIP Financing to Provide Sufficient Liquidity During Reorganization and Commitment to Provide $40 Million Exit Financing.

LOS ALTOS, CA, September 27, 2004 –

American Restaurant Group, Inc. (“ARG” or the “Company”) today announced that it has reached an agreement with members of an ad hoc committee of holders of over 70% of its Secured Notes (the “Noteholders’ Committee”) on the terms of a comprehensive financial restructuring.  The financial restructuring will be implemented through a pre-negotiated Plan of Reorganization to be filed in Chapter 11 cases by the Company in Los Angeles.  The financial restructuring will substantially deleverage the Company’s balance sheet, allowing ARG to decrease its funded debt and accrued interest from approximately $202 million to approximately $23 million, by exchanging approximately $162 million of Secured Notes, accrued interest, and various other obligations for approximately 98% of the common stock of the reorganized Company.  Upon completion of the financial restructuring, ARG’s annual cash interest costs will be reduced by approximately $19 million.

In addition, ARG has obtained from its existing lender, Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC), a commitment to extend a $30 million DIP facility that will enable the Company to continue its operations seamlessly during the restructuring process.  Moreover, Wells Fargo Foothill provided a commitment letter to ARG providing for $40 million of new financing upon the consummation of the Plan.

ARG’s President and Chief Executive Officer, Ralph Roberts, commented, “We are extremely happy that our out-of-court negotiations with the Noteholders’ Committee has resulted in an agreement to an overall financial restructuring of the Company that we expect to be expeditiously confirmed in Bankruptcy Court.  The support of the Noteholders’ Committee for the Plan of Reorganization is a significant step towards confirmation of the Plan and should greatly facilitate an expedited reorganization process.”

Roberts added, “The restructuring will dramatically deleverage the Company and provide it with significant additional capital.  Thus equipped, we will implement plans to refurbish and remodel most of our restaurants and rejuvenate the brand.  The results will be of immense benefit to our key constituencies, including our customers, vendors, employees, and shareholders.”

Roberts continued, “The DIP financing will ensure continued normal business operations while we seek speedy confirmation of our pre-negotiated Plan.  We will continue our operations without interruption. Our commitment to our customers, vendors, and employees is unwavering.  We remain dedicated to providing the high standard of service our customers are famililar with.”

American Restaurant Group is represented by Houlihan Lokey Howard & Zukin Capital as financial advisor; Alvarez & Marsal LLC as turnaround advisor, and Milbank, Tweed, Hadley & McCloy LLP as legal counsel.

This announcement does not constitute a solicitation for any vote or an offering of securities.  No such solicitation is being made at this time, and will only be made by means of a Disclosure Statement that has been approved by the Bankruptcy Court.  The Plan of Reorganization is subject to supplementation, modification, and amendment prior to confirmation.  The description of the Plan of Reorganization contained herein is qualified in its entirety by reference to the Plan of Reorganization.

ABOUT ARG

ARG, through its subsidiaries operating as Stuart Anderson’s, specializes in U.S.D.A. Choice fresh-cut steak; seasoned, seared, and slow-roasted prime rib; and a variety of seafood entrées complete with ‘all the fixin’s’.  Stuart Anderson’s currently has 93 Black Angus and Cattle Company restaurants in ten states, primarily in California, Arizona, and the Pacific Northwest.  For more information on Stuart Anderson’s Black Angus and Cattle Company restaurants, go to www.stuartandersons.com.

ARG FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding future events and future performance of ARG that involve risks and uncertainties that could materially affect actual results.  Risks and uncertainties that could impact future events or results include, but are not limited to, the following: receipt of the requisite support pursuant to federal bankruptcy laws for the proposed plan of reorganization from those entitled to vote on the proposed plan of reorganization; meeting the requirements of the federal bankruptcy code for confirmation of the proposed plan of reorganization; judicial approval of the proposed plan of reorganization in accordance with all relevant bankruptcy laws; the potential adverse impact of the Chapter 11 proceedings on ARG’s liquidity or results of operations; macroeconomic developments (including, without limitation, consequences of the war on terrorism) affecting the economy generally; ARG’s ability to obtain sufficient capital on acceptable terms and on a timely basis; and effective management of administrative, operational and financial issues presented by ARG’s business plan. This information is also qualified in its entirety by cautionary statements and risk-factors disclosure contained in certain of ARG’s Securities and Exchange Commission filings.

Contact:

William Taves

American Restaurant Group, Inc.

1(866)745-8443